As filed with the Securities and Exchange Commission on January 29, 2009
Registration No. 333-____

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

 ZION OIL & GAS, INC.
(Exact name of registrant as specified in its charter)

Delaware	20-0065053
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

6510 Abrams Road, Suite 300
Dallas, Texas 75231
(214) 221-4610
(Address, including zip code, and telephone number,
including area code, of registrant's principal executive offices)

 Richard Rinberg
Chief Executive Officer
6510 Abrams Road, Suite 300
Dallas, Texas 75231
(214) 221-4610
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
David Aboudi, Esq.
Aboudi & Brounstein
3 Gavish Street
Kfar Saba, 44641, Israel
+972-9-764-4833

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit(1)	Proposed maximum aggregate offering price		Amount of registration fee
Rights to purchase Common Stock, $.01 par value	4,200,000	N/A	N/A		$0	(2)
Common Stock, $0.01 par value, issuable upon exercise of non-transferable rights	4,200,000	$5.00	$21,000,000	(3)	$825.30

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

(2)	The rights are being issued without consideration. Pursuant to Rule 457(g), no separate registration fee is payable.

(3)	Represents the gross proceeds from the assumed exercise of all non-transferable rights issued.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The securities described herein may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated ________, 2009

PRELIMINARY PROSPECTUS

Zion Oil & Gas, Inc.

4,200,000 Subscription Rights

Up to 4,200,000 Shares of Common Stock
Issuable Upon Exercise of Subscription Rights

ZION OIL & GAS, INC. is distributing, at no cost, non-transferable subscription rights to purchase shares of common stock in this rights offering to persons who owned shares of our common stock on [Record Date].

You will receive .375 of a subscription right (THREE subscription rights for each EIGHT shares) for each share of common stock that you owned on [Record Date]. You will not receive any fractional rights; instead the number of subscription rights you receive will be rounded up to the next largest whole number. Each whole subscription right entitles you to purchase one share of common stock at the purchase price of $5.00 per share.

The subscription rights are exercisable beginning on the date of this prospectus and continuing until 5:00 p.m., Eastern Standard Time, on [Expiration Date]. We may extend the period for exercising rights in our sole discretion.   If you want to participate in the rights offering, we recommend that you submit your subscription documents to us at least 10 days before that deadline. Please see page 18 for further instructions on submitting subscriptions. All subscriptions will be initially deposited into an escrow account established and maintained by us.  We may, at our discretion, access and use the funds in the escrow account prior to the expiration date of the rights offering.

There is no minimum number of shares that we must sell in order to complete the rights offering. If you exercise your rights in full, you may also exercise an over-subscription right to purchase additional shares of common stock that remain unsubscribed at the expiration of the rights offering, subject to availability and allocation of shares among persons exercising this over-subscription right. Shareholders who do not participate in the rights offering will continue to own the same number of shares, but will own a smaller percentage of the total shares outstanding to the extent that other shareholders participate in the rights offering. Rights that are not exercised by the expiration date will expire and have no value.

The subscription rights may not be sold or transferred except for being transferable to affiliates of the recipient and by operation of law.

Shares of our common stock are traded on the NYSE Alternext US Exchange under the symbol “ZN”. The last sale price of our common stock on January 28, 2009 was $8.48. The shares of common stock issued in the rights offering will also be listed on the NYSE Alternext US Exchange.

Investing in the securities offered by this prospectus is risky. You should read this prospectus carefully before you invest. You should carefully consider the “Risk Factors” section beginning on page 7 before deciding whether to exercise your subscription rights.

	Subscription Exercise Price	Proceeds to ZION OIL & GAS, INC.(1)
Per Share	$5.00	$21,000,000
Total	$5.00	$21,000,000

(1) Before deducting expenses payable by us, estimated to be $100 thousand. Assumes all subscriptions rights will be exercised in the offering, which may not be the case because we do not expect all of our shareholders to exercise their subscription rights and over-subscription rights.

The securities are not being offered in any jurisdiction where the offer is not permitted under applicable local laws.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is            , 2009

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents included or incorporated by reference in this prospectus contain statements concerning our expectations, beliefs, plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements that are not historical facts. These statements are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. You generally can identify our forward-looking statements by the words "anticipate," "believe," "budgeted," "continue," "could," "estimate," "expect," "forecast," "goal," "intend," "may," "objective," "plan," "potential," "predict," "projection," "scheduled," "should," "will" or other similar words. These forward-looking statements include, among others, statements regarding:

*	our growth strategies;

*	our ability to explore for and develop natural gas and oil resources successfully and economically;

*	our estimates of the arrival of the drilling rig, timing and number of wells we expect to drill, other exploration activities and the cost of those activities;

*	anticipated trends in our business;

*	our future results of operations;

*	our liquidity and our ability to finance our exploration and development activities;

*	our capital expenditure program;

*	future market conditions in the oil and gas industry; and

*	the impact of governmental regulation.

More specifically, our forward-looking statements include, among others, statements relating to our schedule, business plan, targets, rig arrival dates, estimates or results of future drilling, including the number, timing and results of wells, the timing and risk involved in drilling follow-up wells, planned expenditures, prospects budgeted and other future capital expenditures, risk profile of oil and gas exploration, acquisition of seismic data (including number, timing and size of projects), planned evaluation of prospects, probability of prospects having oil and natural gas, expected production or reserves, increases in reserves, acreage, working capital requirements, hedging activities, the ability of expected sources of liquidity to implement our business strategy, future hiring, future exploration activity, production rates, all and any other statements regarding future operations, financial results, business plans and cash needs and other statements that are not historical facts.

Such statements involve risks and uncertainties, including, but not limited to, those relating to our dependence on our exploratory drilling activities, the volatility of oil and natural gas prices, the need to replace reserves depleted by production, operating risks of oil and natural gas operations, our dependence on our key personnel, factors that affect our ability to manage our growth and achieve our business strategy, risks relating to our limited operating history, technological changes, our significant capital requirements, the potential impact of government regulations, adverse regulatory determinations, litigation, competition, the uncertainty of reserve information and future net revenue estimates, property acquisition risks, industry partner issues, availability of equipment, weather and other factors detailed herein and in our other filings with the SEC.

We have based our forward-looking statements on our management's beliefs and assumptions based on information available to our management at the time the statements are made. We caution you that assumptions, beliefs, expectations, intentions and projections about future events may and often do vary materially from actual results. Therefore, we cannot assure you that actual results will not differ materially from those expressed or implied by our forward-looking statements.

Some of the factors that could cause actual results to differ from those expressed or implied in forward-looking statements are described under "Risk Factors" in this prospectus and described under "Risk Factors" and elsewhere in our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2007 and in our other periodic reports filed with the SEC. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by reference to these risks and uncertainties. You should not place undue reliance on our forward-looking statements. Each forward-looking statement speaks only as of the date of the particular statement, and we undertake no duty to update any forward-looking statement.

PROSPECTUS SUMMARY

This section answers in summary form some questions you may have about ZION OIL & GAS, INC. and this rights offering. The information in this section is a summary and therefore does not contain all of the information that you should consider before deciding whether to exercise your subscription rights. You should read the entire prospectus carefully, including the “Risk Factors” section and the documents listed under “Where You Can Find More Information.”

In what business is ZION OIL & GAS, INC. engaged ?

Zion Oil & Gas was incorporated in Florida on April 6, 2000 and reincorporated in Delaware on July 9, 2003. We are an initial stage oil and gas exploration company with a history of over eight years of oil and gas exploration in Israel. We have no revenues or operating income and are classified as an "exploration stage" company.

We currently hold two exploration licenses covering approximately 162,100 acres onshore in the State of Israel between Netanya in the south and Haifa in the north. The areas have been subject to a series of exploration permits and licenses that have been granted to and held by us under Israeli Petroleum Law.

Since April 2000, we have been conducting data accumulation, research and analysis related to onshore oil and gas potential in the northern portion of Israel's central coastal plain and the adjacent foothills region and Mt. Carmel range, and have drilled one exploratory well to a depth of 15,482 feet to the Triassic formation with encouraging, but inconclusive results. We are utilizing a country-wide seismic database so as to better understand and interpret the geology of our license areas. The database consists of 219 seismic sections totaling 3,100 kilometers of coverage and also includes the stratigraphic sections from all the wells drilled in Israel. We are currently developing one prospect and four leads in our license areas.

Our ability to generate future revenues and operating cash flow will depend on the successful exploration and exploitation of our current and any future petroleum rights or the acquisition of oil and/or gas producing properties, the volume and timing of our production, as well as commodity prices for oil and gas. Such pricing factors are largely beyond our control, and may result in fluctuations in our earnings, even if we are successful in discovering oil and gas.

Where is Zion Located?

Our executive offices are located at 6510 Abrams Road, Suite 300, Dallas, Texas 75231, and our telephone number is (214) 221-4610. Our office in Israel is located at 15 Bareket Street, North Industrial Park Caesarea, 38900, Israel, and the telephone number is +972-4-623-1425. Our website is www.zionoil.com.

What is a rights offering?

A rights offering is ordinarily an issuance of subscription rights to a company's existing shareholders to buy a proportional number of additional securities at a given price (usually at a discount) within a fixed period . A rights offering is an opportunity for you to purchase additional shares of common stock at a fixed price and in an amount at least proportional to your existing interest, which enables you to maintain, and possibly increase, your current percentage ownership.

Why are we engaging in a rights offering, and how will we use the proceeds from the rights offering?

We are making this rights offering with the intention of raising up to approximately $21,000 thousand (before payment of offering related expenses approximating $100 thousand). We want to reward existing shareholders and give them the opportunity to participate in our capital-raising efforts in a manner that allows them to maintain their proportional ownership interest in us.

We intend to use available funds to drill a well to a depth of about 15,400 feet (targeted to a bottom-hole location in the Triassic formation approximately 1,500 feet east-northeast of the bottom-hole location of our previously drilled well) and to appraise our findings in such well. If we raise at least $3,000 thousand in this offering, we intend to deepen the well and drill to a depth of about 18,040 feet to both appraise the apparent findings in the Triassic at a depth of between approximately 12,000 and 15,400 feet and to test the deeper Permian horizons at a depth of between approximately 16,000 and 18,000 feet. See “COMPANY OVERVIEW, DRILLING CONTRACT”.

In September 2008, we signed a drilling contract with Aladdin Middle East Ltd., a Delaware corporation with offices in Wichita, Kansas and in Ankara, Turkey, pursuant to which Aladdin will be arranging for the transportation into Israel of its 2,000 horsepower rig to be used to conduct the drilling contemplated by our business plan. It is currently anticipated that the rig will arrive in Israel, rig up and start drilling in March 2009. The commencement of the drilling program is subject to the receipt of various government permits. While we and Aladdin are currently working toward obtaining the requisite permits, there can be no assurance that the necessary permits will be obtained by the time the rig arrives in Israel or within a time frame that will allow us to commence drilling in March 2009.

Why are we engaging in a rights offering immediately following the expiration of our public offering?

We have recently completed a public offering of units of our securities in which we raised net proceeds of approximately $5,651 thousand (after the deduction of approximately $513 thousand in commissions and expenses and of approximately $499 thousand in deferred offering costs.)  We issued 666,343 units of our securities (641,768 for cash and 24,575 for debt conversions), where each unit was comprised of one share of our common stock and one warrant to purchase an additional share of our common stock at a per share purchase price of $7.00.  The price per unit was $10. You can read more about our completed public offering under “COMPANY OVERVIEW, COMPLETED PUBLIC OFFERING”. Due to the recent turmoil in the financial and equity trading markets which coincided with our public offering, we raised significantly less from the completed public offering than we anticipated. Our planned work program is very expensive and in order for us to carry out our drilling plans we need to raise additional capital.  See “RISKS RELATED TO OUR BUSINESS”.  At this stage of our corporate development, the most realistic way for us to raise additional capital is through a sale of our securities to third party investors. Under the present conditions in the markets, we believe that any such sale of our securities would need to be at a discount to the market price of our stock. As is the case with all equity sales to third party investors, your percentage ownership in our company would be diluted. As a result, our board decided that before attempting to raise additional funds from outside third parties we would undertake this rights offering and first give our current stockholders the opportunity to participate in our capital raising efforts and maintain their respective proportional ownership interest in us.

What is the basic subscription right?

You will receive .375 of a subscription right (THREE subscription rights for each EIGHT shares) for each share of common stock that you owned on [Record Date]. You will not receive any fractional rights; instead the number of subscription rights you receive will be rounded up to the next largest whole number. Each whole basic subscription right entitles you to purchase one share of our common stock at a subscription price of $5.00 per share. You may exercise any number of your subscription rights, or you may choose not to exercise any subscription rights. We will not distribute any fractional subscription rights, but instead we will round up the aggregate number of rights you receive to the next whole number.

What is the over-subscription right?

We do not expect all of the basic subscription rights to be exercised. The over-subscription right provides shareholders that exercise all of their basic subscription rights the opportunity to purchase the shares that are not purchased by other shareholders. If you fully exercise your basic subscription right, the over-subscription right of each right entitles you to subscribe for additional shares of our common stock unclaimed by other holders of rights in this offering at the same subscription price per share. If an insufficient number of shares is available to fully satisfy all over-subscription right requests, the available shares will be distributed proportionately among rights holders who exercise their over-subscription right based on the number of shares each rights holder subscribed for under the basic subscription right. We will return any excess payments by mail without interest or deduction promptly after the expiration of the subscription period.

Who may participate in this offering?

Only holders of record of our common stock as of [Record Date] are entitled to participate in this offering.

Am I required to subscribe in this offering?

No. However, shareholders who choose not to exercise their rights will experience dilution to its equity interest in our company.

How long will the rights offering last?

You will be able to exercise your subscription rights only during a limited period. To exercise a subscription right, you must do so by 5:00 p.m., Eastern Standard Time, on [Expiration Date], unless we extend the rights offering. We may, in our sole discretion, extend the offering on one or more occasions, for any reason. Accordingly, if a rights holder desires to exercise its subscription rights, we must actually receive all required documents and payments for that rights holder before the expiration date and time. We may extend the expiration date and/or time for any reason.

May the Board of Directors cancel the rights offering?

No. The Board of Directors may not cancel the rights offering after the effective date and before the stated [Expiration Date], whether it be the initial expiration date of the offering or a subsequently extended date.

May I transfer, sell or give away my subscription rights?

No. Should you choose not to exercise your subscription rights, you may not sell, give away or otherwise transfer your rights. However, subscription rights will be transferable to affiliates of the recipient and by operation of law, for example, upon death of the recipient.

How many shares may I purchase?

You will receive .375 of a subscription right (THREE subscription rights for each EIGHT shares) for each share of common stock that you owned as a holder of record on [Record Date]. We will not distribute fractional subscription rights, but will round the number of subscription rights you are to receive up to the next largest whole number. Each whole subscription right entitles you to purchase one share of common stock for $5.00. If you fully exercise all of your basic subscription rights, your over-subscription rights entitle you to subscribe for additional shares of our common stock unclaimed by other holders of rights in this offering at the same subscription price per share. If an insufficient number of shares is available to fully satisfy all over-subscription right requests, the available shares will be distributed proportionately among rights holders who exercise their over-subscription right based on the number of shares each rights holder subscribed for under the basic subscription right pursuant to the allocation procedures described below in “THE RIGHTS OFFERING- THE SUBSCRIPTION RIGHTS-OVER SUBSCRIPTION RIGHT.”

How do I exercise my subscription rights?

You may exercise your subscription rights by properly completing and signing your subscription form and delivering it, with full payment of the subscription price for the shares you are subscribing, including any over-subscription right, to us on or prior to 5:00 pm Eastern Standard Time, on [Expiration Date]. If you use the mail, we recommend that you use insured, registered mail, return receipt requested. If you cannot deliver your subscription agreement to us on time, you may follow the guaranteed delivery procedures described under “The Offering - Guaranteed Delivery Procedures.”

Is exercising my subscription rights risky?

The exercise of your subscription rights involves risks. Exercising your subscription rights means buying additional shares of our common stock and should be considered as carefully as you would consider any other equity investment. Among other things, you should carefully consider the risks described under the heading “RISK FACTORS,” beginning on page 7.

After I exercise my subscription rights, may I change my mind and cancel my purchase?

No. Once you send in your subscription agreement and payment, you cannot revoke the exercise of your subscription rights, even if you later learn information about us that you consider to be unfavorable and even if the market price of our common stock is below the $5.00 per share purchase price. You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of our common stock at a price of $5.00 per share.

What happens if I choose not to exercise my subscription rights?

You will retain your current number of shares of common stock even if you do not exercise your subscription rights. However, if other shareholders exercise their subscription rights and you do not, the percentage of our company that you own will diminish, and your voting and other rights will be diluted. Your rights will expire and have no value if they are not exercised by the expiration date.

Will I be charged any fees if I exercise my rights?

We will not charge a fee to holders for exercising their rights. However, any holder exercising its rights through a broker, dealer or nominee will be responsible for any fees charged by its broker, dealer or nominee.

If I exercise my rights, when will I receive the shares for which I have subscribed?

We will issue the shares of common stock for which subscriptions have been properly received as soon as practicable after the expiration date of this rights offering, whether or not you exercise your subscription rights immediately prior to that date or earlier.  If we elect to extend the termination date of the offering, we may also elect to hold one or more interim closings prior to the termination date. As soon as practically possible after each such closing, we will, as soon as practically possible, issue certificates representing the primary rights purchased at each such closing.

What if my shares are not held in my name?

If you hold your shares of our common stock in the name of a broker, dealer or other nominee, then your broker, dealer or other nominee is the record holder of the shares you own. The record holder must exercise the rights on your behalf for the shares of common stock you wish to purchase. Therefore, you will need to have your record holder act for you.

If you wish to participate in this rights offering and purchase shares of common stock, please promptly contact the record holder of your shares. We will ask your broker, dealer or other nominee to notify you of this rights offering. You should complete and return to your record holder the form entitled “Beneficial Owner Election Form.” You should receive this form from your record holder with the other rights offering materials.

How many shares of ZION OIL & GAS common stock are currently outstanding, and how many shares will be outstanding after the rights offering?

As of January 28, 2009, we had outstanding a total of 10,791,402 shares of common stock. This figure excludes 1,096,621 shares issuable pursuant to warrants, stock options and shares that may be issued pursuant to the 2005 Employee Stock Option Plan. This figure also excludes the shares issuable upon exercise of the unit warrants to purchase up to 666,343 shares of our common stock that we issued in connection with our recently completed follow-on public offering and which will become exercisable as of February 9, 2009. See “COMPANY OVERVIEW -  COMPLETED PUBLIC OFFERING” The number of shares of common stock that will be outstanding after the rights offering will depend on the number of shares that are purchased in the rights offering. If we sell all of the shares being offered, then we will issue approximately 4,200,000 shares of common stock. In that case, we will have approximately 14,991,402 shares of common stock outstanding after the rights offering. This would represent an increase of approximately 39% in the number of outstanding shares of common stock. However, we do not expect that all of the subscription rights will be exercised.

How did we arrive at the $5.00 per share subscription price?

Our board of directors determined that the subscription price should be designed to provide an incentive to our current stockholders to exercise their rights in the rights offering. Other factors considered in setting the subscription price included the amount of proceeds desired, our need for equity capital, the historic and current market price of our common stock, the historic volatility of the market price of our common stock, our business prospects, alternatives available to us for raising equity capital, and the liquidity of our common stock. The subscription price does not necessarily bear any relationship to our past operations, cash flows, book value, current financial condition, or any other established criteria for value. You should not consider the subscription price as an indication of the value of ZION OIL & GAS or our common stock.

How much money will ZION OIL & GAS receive from the rights offering?

If we sell all the shares being offered, we will receive gross proceeds of approximately $21,000 thousand. After deduction of $100 thousand in estimated expenses, we will have net proceeds of $20,900 thousand. We are offering shares in the rights offering with no minimum purchase requirement. As a result, there is no assurance we will be able to sell all or any of the shares being offered, and it is not likely that all of our shareholders will purchase all the shares offered in the rights offering.

What are the United States federal income tax consequences to me of exercising my subscription rights?

The receipt and exercise of your subscription rights are intended to be nontaxable events for U.S. shareholders. However, you should seek specific tax advice from your personal tax advisor. See “FEDERAL INCOME TAX CONSIDERATIONS-TAXATON OF OUR SHAREHOLDERS.”

Has the board of directors made a recommendation as to whether I should sell or exercise my rights?

No. Neither we nor our board of directors has made any recommendation as to whether you should exercise your rights. You should decide whether to subscribe for shares of our common stock, or simply take no action with respect to your rights, based upon your own assessment of your best interests.

What if I have other questions?

If you have other questions about the rights offering, please contact our Dallas office, by telephone at (888) 891-9466 or (214) 221-4610.

RISK FACTORS

You should carefully consider the risks described below before making a decision to buy our securities. Investing in our common stock involves a number of risks. If any of the following risks actually occurs, our business, financial condition and results of operations could be harmed. In that case, the trading price of our common stock could decline and you might lose all or part of your investment. Before you decide to buy our securities, you should carefully consider the risk factors set forth below and those that may be included in any applicable prospectus supplement and in the materials incorporated by reference herein. See, "INFORMATION INCORPORATED BY REFERENCE" at page 27 below. Risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations.

Risks Related to Our Business

We are an exploration stage company with no current source of income and, consequently, there is substantial doubt about us being able to continue as a “going concern”.

We were incorporated in April 2000 and are still an exploration stage company. Our operations are subject to all of the risks inherent in exploration stage companies with no revenues or operating income. Our potential for success must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered in connection with a new business, especially the oil and gas exploration business. We cannot warrant or provide any assurance that our business objectives will be accomplished. All of our audited financial statements since inception have contained a statement by the auditors that raise substantial doubt about us being able to continue as a "going concern" unless we are able to raise additional capital.

If we are unable to obtain additional financing and/or are not able to reach agreements pursuant to which members of management continue to defer significant portions of their compensation, we may be unable to execute our business plan.

Our planned work program is expensive. If we do not raise any funds from this offering, we would have sufficient funds for our activities through April 2009. These activities would include the drilling of a well (the Ma'anit-Rehoboth #2 well) to the Triassic on the Ma'anit prospect in the Joseph License, which we estimate could cost as much as $4,500 thousand for a dry hole and $5,200 thousand for a completed producer, assuming that we do not encounter any significant drilling or completion problems. We currently anticipate that we will commence drilling this well in March 2009, subject to the contracted for rig arriving in Israel and the obtaining of all necessary permits within such time frame (as discussed in the immediately succeeding Risk Factor). We need to raise at least $3,000 thousand in order to deepen the well to a depth of about 18,040 feet to both appraise the apparent findings of the Ma’anit #1 in the Triassic at a depth of approximately 12,000 and 15,400 feet and to test the deeper Permian horizons at a depth of between approximately 16,000 and 18,000 feet.  We will also need an additional $2,000 thousand for completion of the well and production facilities and another $7,800 thousand to drill the Elijah #3 well on the Asher-Menashe license.  Additionally, as of December 31, 2008, our officers and key employees have deferred a substantial portion of their salaries and other compensation due through July 2009. Our business plan requires us to reach agreements with our deferring officers and employees to continue to accept partial payment of their currently due salaries. There can be no assurance that we will be able to reach such agreements. Finally, we estimate our current non-discretionary monthly expenditure rate to be approximately $250 thousand. The recent and continuing turmoil in the credit and equity markets may adversely affect our ability to raise the needed funds from this rights offering or from alternative sources.

In any event, any additional financing could cause your relative interest in our assets and potential earnings to be significantly diluted. Even if we have exploration success, we may not be able to generate sufficient revenues to offset the cost of dry holes and general and administrative expenses.

A substantial and extended decline in oil or natural gas prices could adversely impact our future rate of growth and the carrying value of our unproved oil & gas assets.

Prices for oil and natural gas fluctuate widely. Fluctuations in the prices of oil and natural gas will affect many aspects of our business, including our ability to attract capital to finance our operations, our cost of capital, and the value of our unproved oil and natural gas properties. Prices for oil and natural gas may fluctuate widely in response to relatively minor changes in the supply of and demand for oil and natural gas, market uncertainty and a wide variety of additional factors that are beyond our control, such as the domestic and foreign supply of oil and natural gas, the ability of members of the Organization of Petroleum Exporting Countries to agree to and maintain oil price and production controls, technological advances affecting energy consumption, and domestic and foreign governmental regulations. Significant and extended reductions in oil and natural gas prices could require us to reduce our capital expenditures and impair the carrying value of our assets.

We need to obtain certain permits from the Turkish and Israeli Authorities before we can commence drilling and, thus, we may be unable to commence our planned drilling operations as contemplated.

On September 12, 2008, we signed a drilling contract with Aladdin Middle East Ltd., a gas and exploration and production company, pursuant to which Aladdin has committed to provide its 2,000 horsepower rig and crews for our planned drilling program. We have been advised that the rig is expected to arrive in Israel, rig up and start drilling during March 2009. The commencement of the drilling program is subject to the receipt of various permits from both the Turkish and Israeli authorities. While we and Aladdin are currently working toward obtaining the requisite permits, there can be no assurance that the necessary permits will be obtained within a time frame that will allow us to commence drilling in March 2009.

We have no proved reserves or current production and we may never have any.

We do not have any proved reserves or current production of oil or gas. We cannot assure you that any wells will be completed or produce oil or gas in commercially profitable quantities.

We have a history of losses and we could remain unprofitable for a long time.

We incurred net losses of $13,047 thousand and $2,510 thousand for the years ended December 31, 2007 and 2006, respectively, and $3,061 thousand for the nine months ended September 30, 2008. The loss for the year ended December 31, 2007 included an impairment charge of $9,494 thousand to our unproved oil and gas properties.  Our accumulated deficit as of September 30, 2008 was $23,448 thousand. We cannot assure that we will ever be profitable.

We have significant cash commitments for executive compensation, thus reducing the amounts of money available for exploratory drilling.

Under existing compensation agreements we are committed to pay to certain of our executive officers and employees approximately $1,475 thousand on an annual basis. As of December 31, 2008, these officers and employees have voluntarily committed to defer a substantial portion of their salaries and other compensation due through July 2009.  The amount that was due to these officers and employees as of December 31, 2008 (as adjusted for $240 thousand in debt conversion in the final Unit offering closing) was $1,507 thousand. Depending on the amount raised in this offering, a portion of this previously deferred amount may be paid.  There is no assurance that any such deferrals will continue in the future. If we do not have a discovery of oil and/or gas, a sizable portion of our capital resources, including the amounts raised in the future, may be used for executive compensation, reducing the amounts available for exploratory drilling.

Under an agreement with one of our former executive officers of the Company, entered into in January 2009, we will be making payments against his deferred amounts under a settlement agreement related to $283,385 in total deferred compensation at December 31, 2008.  Under the agreement, we made an initial payment of $43,385 plus value added tax (“VAT”) for a total payment of $50,110 and have agreed, commencing February 2009, to remit monthly payments of $10,000 plus VAT, for a total monthly payment of $11,550, through February 2011.  Under certain specified conditions, we may be required to accelerate the monthly payments.  As the agreed monthly remittances do not exceed the monthly amounts previously paid to him under his former employment agreement (in which the term of employment expired on December 31, 2008), we do not believe that the settlement agreement results in any additional impact to our liquidity.

 Oil and gas exploration is an inherently risky business.

Exploratory drilling involves enormous risks, including the risk that no commercially productive oil or natural gas reservoirs will be discovered. Even when properly used and interpreted, seismic data analysis and other computer simulation techniques are only tools used to assist geoscientists in trying to identify subsurface structures and hydrocarbon indicators. They do not allow the interpreter to know conclusively if hydrocarbons are present or economically available. The risk analysis techniques we use in evaluating potential drilling sites rely on subjective judgments of our personnel and consultants.

Operating hazards and uninsured risks with respect to the oil and gas operations may have material adverse effects on our operations.

Our exploration and, if successful, development and production operations are subject to all of the risks normally incident to the exploration for and the development and production of oil and gas, including blowouts, cratering, uncontrollable flows of oil, gas or well fluids, fires, pollution and other environmental and operating risks. These hazards could result in substantial losses due to injury or loss of life, severe damage to or destruction of property and equipment, pollution and other environmental damage and suspension of operations. While as a matter of practice we take out insurance against some or all of these risks, such insurance may not cover the particular hazard and may not be sufficient to cover all losses. The occurrence of a significant event adversely affecting any of the oil and gas properties in which we have an interest could have a material adverse affect on us, could materially affect our continued operation and could expose us to material liability.

Political risks may adversely affect our operations and/or inhibit our ability to raise capital.

Our operations are concentrated in Israel and could be directly affected by political, economic and military conditions in Israel. Efforts to secure a lasting peace between Israel and its Arab neighbors and Palestinian residents have been underway since the State of Israel was established in 1948, and the future of these peace efforts is still uncertain.

Kibbutz Ma'anit (where we drilled our first well and plan to drill a second well) is in an area adjacent to Israeli Arab towns where anti-Israeli rioting broke out in late 2000. On December 27, 2008, Israel began a military offensive against the Hamas terrorist organization infrastructure based in Gaza. (Gaza is in the South and our license areas are in the north of Israel.)  Any future armed conflict (including the renewal of the conflict in the summer of 2006 between Israel and the Hezbollah terrorist organization based in Lebanon and its expansion into areas in which we are operating or into central Israel or a continuation and widening of the conflict in Gaza), political instability or continued violence in the region could have a negative effect on our operations and business conditions in Israel, as well as our ability to raise additional capital necessary for completion of our exploration program.

Economic risks may adversely affect our operations and/or inhibit our ability to raise additional capital.

Economically, our operations in Israel may be subject to:

• exchange rate fluctuations;

• royalty and tax increases and other risks arising out of Israeli State sovereignty over the mineral rights in Israel and its taxation regime; and

• changes in Israel's economy that could cause the legislation of oil and gas price controls.

Consequently, our operations may be substantially affected by local economic factors beyond our control, any of which could negatively affect our financial performance and prospects.

Legal risks could negatively affect the value of Zion.

Legally, our operations in Israel may be subject to:

• changes in the Petroleum Law resulting in modification of license and permit rights;

• adoption of new legislation relating to the terms and conditions pursuant to which operations in the energy sector may be conducted;

• changes in laws and policies affecting operations of foreign-based companies in Israel; and

• changes in governmental energy and environmental policies or the personnel administering them.

The Israeli Ministry of National Infrastructures is considering proposed legislation relating to licensing requirements for entities engaged in the fuel sector that, if adopted as currently proposed, may result in our having to obtain additional licenses to market and sell hydrocarbons that may be discovered by us. We have been advised by the Ministry that they do not intend to deprive a holder of petroleum rights issued under the Petroleum Law of its right under that law to sell hydrocarbons discovered and produced under its petroleum rights. We cannot now predict whether or in what form the proposed legislation may be adopted or, if adopted, its possible impact on our operations.

Further, in the event of a legal dispute in Israel, we may be subject to the exclusive jurisdiction of Israeli courts or we may not be successful in subjecting persons who are not United States residents to the jurisdiction of courts in the United States, either of which could adversely affect the outcome of a dispute.

Our petroleum rights (including licenses and permits) could be cancelled or terminated, and we would not be able to successfully execute our business plan.

Any license or other petroleum right we hold or may be granted is granted for a fixed period and requires compliance with a work program detailed in the license or other petroleum right. If we do not fulfill the relevant work program due to inadequate funding or for any other reason, the Israeli government may terminate the license or any other petroleum right before its scheduled expiration date.

There are limitations on the transfer of interests in our petroleum rights, which could impair our ability to raise additional funds to execute our business plan

The Israeli government has the right to approve any transfer of rights and interests in any license or other petroleum right we hold or may be granted and any mortgage of any license or other petroleum rights to borrow money. If we attempt to raise additional funds through borrowings or joint ventures with other companies and are unable to obtain required approvals from the government, the value of your investment could be significantly diluted or even lost.

Our dependence on the limited contractors, equipment and professional services available in Israel will result in increased costs and possibly material delays in our work schedule.

Due to the lack of competitive resources in Israel, costs for our operations may be more expensive than costs for similar operations in other parts of the world. We are also more likely to incur delays in our drilling schedule and be subject to a greater risk of failure in meeting our required work schedule. Finally, as discussed above, as of the date of this prospectus, the contracted for rig has not arrived in Israel. Any or all of the factors specified above may result in increased costs and delays in the work schedule.

Our dependence on Israeli local licenses and permits may require more funds than we have budgeted and may cause delays in our work schedule.

In connection with drilling operations, we are subject to a number of Israeli local licenses and permits. Some of these are issued by the Israeli security forces, the Civil Aviation Authority, the Israeli Water Commission, the Israel Lands Authority, the holders of the surface rights in the lands on which we intend to conduct drilling operations, including Kibbutz Ma'anit, local and regional planning commissions, and environmental authorities. The surface rights to the drill site on which we plan to drill the Ma’anit Rehoboth #2 well are held under a long-term lease by Kibbutz Ma'anit. The rights are owned by the State of Israel and administered by the Israel Lands Authority. Permission necessary to re-enter and use the drill site to conduct petroleum operations has been granted to Zion by the Kibbutz in consideration for a monthly fee of $350. Permission of the Israel Lands Authority for the use of the surface rights is also required, which permission the Israel Lands Authority is required to grant under the Petroleum Law. On August 14, 2008, the Authority granted the required permission for a two year period (which period may be extended), subject to our paying a one time surface use fee of approximately $455, signing a land use agreement and providing a bank guarantee in the amount of NIS 50,000 (approximately $14,200). The use fee has been paid, but the agreement has not yet been finalized nor the bank guarantee provided. It is currently expected that the agreement with the Authority will be signed and all conditions met prior to the scheduled commencement of drilling.

In the event of a commercial discovery and depending on the nature of the discovery and the production and related distribution equipment necessary to produce and sell the discovered hydrocarbons, we will be subject to additional licenses and permits, including from various departments in the Ministry of National Infrastructures, regional and local planning commissions, the environmental authorities and the Israel Lands Authority. If we are unable to obtain some or all of these permits or the time required to obtain them is longer than anticipated, we may have to alter or delay our planned work schedule, which would increase our costs.

If we are successful in finding commercial quantities of oil and/or gas, our operations will be subject to laws and regulations relating to the generation, storage, handling, emission, transportation and discharge of materials into the environment, which can adversely affect the cost, manner or feasibility of our doing business. Many Israeli laws and regulations require permits for the operation of various facilities, and these permits are subject to revocation, modification and renewal. Governmental authorities have the power to enforce compliance with their regulations, and violations could subject us to fines, injunctions or both.

If compliance with environmental regulations is more expensive than anticipated, it could adversely impact the profitability of our business.

Risks of substantial costs and liabilities related to environmental compliance issues are inherent in oil and gas operations. It is possible that other developments, such as stricter environmental laws and regulations, and claims for damages to property or persons resulting from oil and gas exploration and production, would result in substantial costs and liabilities. This could also cause our insurance premiums to be significantly greater than anticipated.

Fluctuation in oil and gas prices could adversely affect our financial condition.

If we are successful in finding commercial quantities of oil and gas, our revenues, operating results, financial condition and ability to borrow funds or obtain additional capital will depend substantially on prevailing prices for oil and natural gas.  Declines in oil and gas prices, as has recently been the case since September 2008, may materially adversely affect our financial condition, liquidity, ability to obtain financing and operating results. A sustained decline in oil and/or gas prices also may reduce the amount of oil and/or gas that we could produce economically.

Historically, oil and gas prices and markets have been volatile, with prices fluctuating widely, and they are likely to continue to be volatile, making it impossible to predict with any certainty the future prices of oil and gas.

  The loss of key personnel could adversely impact our business.

We are highly dependent on the services of Glen Perry and other key personnel. The loss of certain of our key employees could have a material adverse impact on the development of our business. We currently do not maintain key employee insurance policies on these employees.

Earnings will be diluted due to charitable contributions and key employee incentive plan.

We are committed to donating in the form of a royalty interest or equivalent net operating profits interest, 6% of our gross sales revenues, if any, (after payout of exploration costs through the first discovery well) to two charitable foundations. In addition, we may allocate 1.5% royalty interest or equivalent net operating profits interest (after payout of drilling costs on a well-by-well basis) to a key employee incentive plan designed as bonus compensation over and above our executive compensation payments. This means that the total royalty burden on our property (including the government royalty of 12.5%) may be up to 20%. As our expenses increase with respect to the amount of sales, these donations and allocation could significantly dilute future earnings and, thus, depress the price of the common stock.

If we are unable to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act, or our internal control over financial reporting is not effective, the reliability of our financial statements may be questioned and our share price may suffer.

Section 404 of the Sarbanes-Oxley Act requires any company subject to the reporting requirements of the U.S. securities laws to do a comprehensive evaluation of its internal control over financial reporting. To comply with this statute, we are required to document and test our internal controls over financial reporting, and our management is required to issue a report concerning the effectiveness of our internal controls over financial reporting in the annual report on Form 10-K for the year ended December 31, 2008, and our independent auditors will be required to issue an opinion on the effectiveness of our internal controls over financial reporting for our annual report on Form 10-K for the fiscal year ending December 31, 2009. The rules governing the standards that must be met for management to assess our internal controls over financial reporting are complex and require significant documentation, testing and possible remediation to meet the detailed standards under the rules. It is possible that we could discover certain deficiencies in the design and/or operation of our internal controls that could adversely affect our ability to record, process, summarize and report financial data. We have invested and will continue to invest significant resources in this process. We are uncertain as to what impact a conclusion that material weaknesses exist in our internal controls over financial reporting would have on the trading price of our common stock.

Risks Related to Our Stock and this Rights Offering

Our stock price and trading volume may be volatile, which could result in losses for our stockholders.

The equity trading markets have recently experienced high volatility resulting in highly variable and unpredictable pricing of equity securities. If the turmoil in the equity trading markets continues, the market for our common stock could change in ways that may or may not be related to our business, our industry or our operating performance and financial condition. In addition, the trading volume in our common stock may fluctuate and cause significant price variations to occur. Some of the factors that could negatively affect our share price or result in fluctuations in the price or trading volume of our common stock include:

*	actual or anticipated quarterly variations in our operating results, including further impairment to unproved oil and gas properties

*	changes in expectations as to our future financial performance or changes in financial estimates, if any,

*	announcements relating to our business,

*	conditions generally affecting the oil and natural gas industry,

*	the success of our operating strategy, and

*	the operating and stock performance of other comparable companies.

Many of these factors are beyond our control, and we cannot predict their potential effects on the price of our common stock. If the market price of our common stock does not increase to the per share price reflected by the price at which the Unit is offered, then whether or not the per share market price declines from current levels, you may be unable to resell your shares of common stock at or above the price you acquired those shares. We cannot assure you that the market price of our common stock will increase to the per share price at which the Unit is offered or that the market price of common stock will not fluctuate or decline significantly.

Future sales of our common stock may adversely affect the prevailing market price for our common stock.

As of January 28, 2009, we are authorized to issue up to 30,000,000 shares of common stock, of which there were 10,791,402 shares of our common stock outstanding. An additional 1,762,964 shares of common stock have been reserved for issuance upon the exercise of outstanding warrants and options previously issued, including the warrants issued in connection with our follow-on public offering which recently terminated on January 9, 2009. See “COMPANY OVERVIEW, COMPLETED PUBLIC OFFERING” The warrants for 666,343 shares of common stock that we issued in the context of our recently completed follow-on public offering will become exercisable commencing February 9, 2009 and, upon any such exercise of these warrants, we will issue freely tradable shares. The exercise of these warrants and/or the issuance of additional shares of our common stock in connection with the above would dilute the interest in our company represented by each share of common stock and may adversely affect the prevailing market price of our common.

Additionally, if all subscription rights in this offering that are eligible to be exercised are exercised, we will have a total of 14,991,402 shares outstanding, assuming no other issuances or repurchases of common stock. This would represent an increase of approximately 39% in the number of outstanding shares of our common stock. We do not know the extent to which rights holders will exercise their subscription rights in this offering. However, if a substantial number of rights are exercised, the sale of numerous shares of common stock in the months soon after the completion of the rights offering could depress the market price of our common stock.

Cash dividends will not be paid to shareholders for the foreseeable future.

You may receive little or no cash or stock dividends on your shares of common stock. The board of directors has not directed the payment of any dividends, does not anticipate paying dividends on the shares for the foreseeable future and intends to retain any future earnings to the extent necessary to develop and expand our business. Payment of cash dividends, if any, will depend, among other factors, on our earnings, capital requirements, and the general operating and financial condition, and will be subject to legal limitations on the payment of dividends out of paid-in capital.

Our common stock has limited liquidity, so investors may not be able to sell any significant number of shares of our stock at prevailing market prices.

The average daily trading volume of our common stock was approximately 14,168 shares per day over the 90 day period ended January 28, 2009. If limited trading in our stock continues, it may be difficult for investors to sell their shares in the public market at any given time at prevailing prices.

The market price of our common stock may decline after the exercise of your subscription rights.

Once you exercise your subscription rights, you may not revoke the exercise. We cannot assure you that the public trading market price of our common stock will not decline after the exercise of your subscription rights. If you exercise your subscription rights and the market price of the common stock goes below $5.00, then you will have committed to buy shares of common stock in the rights offering at a price that is higher than the price at which our shares could be purchased in the market. Moreover, we cannot assure you that you will ever be able to sell shares of common stock that you purchased in the rights offering at a price equal to or greater than the subscription price. Until certificates are delivered upon expiration of the rights offering, you may not be able to sell the shares of our common stock that you purchase in the rights offering.

You should not consider the subscription prices of our common stock as an indication of the value of our company or our common stock.

Our board of directors set all of the terms and conditions of the rights offering, including the subscription price. The $5.00 subscription price was based on several factors, including the book value of our common stock (which includes the value of our unproved oil and gas properties), the amount of proceeds desired, our need for equity capital, the need to provide an incentive to our current shareholders to exercise rights in the rights offering, the historic and current market price of our common stock, the historic volatility of the market price of our common stock, our business prospects and alternatives available to us for raising equity capital. The subscription price does not necessarily bear any relationship to our past operations, cash flows, book value, current financial condition, or any other established criteria for value. You should not consider the subscription price as an indication of the value of our company or our common stock.

You will not be able to revoke the exercise of your subscription rights.

Once you exercise your subscription rights, you may not revoke the exercise. Therefore, even if circumstances arise after you have subscribed in the offering that cause you to change your mind about investing in our common stock, or if the offering is extended, you will nonetheless be legally bound to proceed with your investment.

Shareholders who do not fully exercise their rights will have their interests diluted by shareholders who do exercise their rights.

If you do not exercise all of your subscription rights, you may suffer significant dilution of your percentage ownership of ZION OIL relative to shareholders who fully exercise their subscription rights. For example, if you own 108,000 shares of common stock before the rights offering, or approximately 1% of the outstanding common stock of ZION, and you exercise none of your subscription rights while all other subscription rights are exercised, then the percentage ownership represented by your shares will be reduced to approximately 0.72%.

The resale price of your shares may be less than the subscription price.

There can be no assurance that, after we issue the shares of common stock upon exercise of rights, a subscribing holder will be able to sell shares of common stock purchased in this offering at a price equal to or greater than the subscription price.

You must act promptly and follow instructions carefully if you want to exercise your rights.

Eligible participants and, if applicable, brokers acting on their behalf, who desire to purchase common stock in the rights offering must act promptly to ensure that all required subscription agreements and payments are actually received by us with respect to the rights before the expiration of the subscription period at 5:00 p.m., Eastern Standard Time, on [Expiration Date]. The time period to exercise rights is limited. If you or your broker fail to complete and sign the required rights subscription agreement, send an incorrect payment amount, or otherwise fail to follow the procedures that apply to the exercise of your rights, we may, depending on the circumstances, reject your exercise of rights or accept it to the extent of the payment received, in which event, your current investment in our company would be diluted. We cannot undertake to contact you concerning, or attempt to correct, an incomplete or incorrect rights subscription agreement or payment or contact you concerning whether a broker holds rights on your behalf. We have the sole discretion to determine whether an exercise properly follows the applicable procedures.

USE OF PROCEEDS

Assuming that all subscription rights are exercised for cash (which cannot be assured and likely will not be the case), we estimate that we would receive net proceeds of approximately $20,900 thousand in this rights offering, after deducting estimated expenses of the rights offering of approximately $100 thousand.

Some of our officers and employees have not been paid for salaries earned in amounts totaling approximately $1,507 thousand (as of December 31, 2008, adjusting for $240 thousand in debt conversion made in the final closing of the Unit offering). With the exception of one officer (whose employment at the Company ended on December 31, 2008 and is subject to a separate agreement), all of these persons have agreed to defer a portion of their pay earned through July 1, 2009.  Portions of the outstanding accounts payable may be further deferred and/or paid, based upon the amount raised from this offering and our other financial conditions at the time.

We intend to use most of the net proceeds of this rights offering for appraisal and exploratory drilling on our Israeli licenses. Our work program calls for the drilling of an appraisal and/or exploratory well in each of our licenses at an estimated "dry hole" cost of $4,500 thousand to drill our next planned well (the Ma'anit-Rehoboth #2) on the Joseph License to a total measured depth of approximately 4,700 meters (15,400 feet) to the Triassic formation in fulfillment of the terms of the Joseph License, and an estimated $6,600 thousand to drill the Ma'anit-Rehoboth #2 to a total measured depth of approximately 5,500 meters (18,040 feet) to the Permian. Our work program also calls for the drilling of a well to a minimum depth of approximately 4,500 meters (14,800 feet) at an estimated cost of approximately $7,800 thousand on the Asher-Menashe License (the Elijah #3). Drilling a subsequent well on the Joseph License area to 5,500 meters (18,040 feet) would cost approximately $9,300 thousand. We intend to evaluate the new wells through a combination of electrical wireline tool investigations, recovery of samples from the target formations (coring) and testing. A "dry hole" is a well that for either geological or mechanical reasons is judged by us to be incapable of producing oil or gas in commercial quantities. If any well is not a "dry hole," a completion attempt would be made at an estimated completion cost of between $800 thousand and $1,500 thousand in order to set production casing, perforate, install the production tubing and wellhead and conduct extended tests of the well. We cannot assure you that any well will be completed or produce oil and/or gas in commercial quantities.

With our currently available cash resources, we intend to drill the Ma'anit-Rehoboth #2 to a total measured depth of approximately 4,700 meters (15,400 feet) to the Triassic formation and appraise the apparent findings of the Ma'anit #1 well in that formation. Drilling the Ma'anit-Rehoboth #2 to the Triassic formation will fulfill our obligations under the Joseph License. Amounts raised in this offering will be applied to deepen the Ma'anit-Rehoboth #2 well to its designed total depth of approximately 5,500 meters (18,040 feet) to the Permian formation and evaluate the well. If enough proceeds are raised, we intend to drill the Ma'anit-Rehoboth #2 well to the Permian, drill a well on the Asher-Menashe License (the Elijah #3) to a minimum depth of 4,500 meters (14,800 feet), and prepare to drill a third well to a depth of between 4,500 to 5,400 meters (14,800 to 17,700 feet) on one of our two licenses.

If sufficient funds are not raised in the Offering or through other means to drill the Ma'anit-Rehoboth #2 to the Permian formation, but the results of drilling the well to the Triassic formation are such that the well is not a "dry hole" in the Triassic formation, an attempt to complete the Ma'anit-Rehoboth #2 in the Triassic formation will be made at an estimated completion cost of $800 thousand.

We estimate that, in order to be commercially productive, any of the wells we intend to drill to the approximate depth of 4,500 meters (14,800 feet) or deeper based on industry standards, would need to be capable of producing at least 150 barrels of oil per day or 600 thousand cubic feet of gas per day. Such production levels will not pay out the cost of drilling the well, but only the costs of operating the well on a current basis. In order to justify the costs of drilling of additional wells, there would need to be the expectation that each additional well would have initial production rates in excess of 500 barrels of oil per day or five million cubic feet of gas per day, or some combination of the two, based upon minimum oil prices of $40.00 per barrel and a minimum gas price of $4.00 per thousand cubic feet.

The remaining net proceeds will be used for general and administrative expenses, operations and working capital.

We intend to invest the net proceeds of this offering in short-term deposits, investment grade obligations or bank certificates of deposit in both Israel and the United States until the funds are required.

To the extent that this offering is successful in raising the maximum $20,900 thousand (after the payment of $100 thousand in estimated offering related expenses), we expect to have sufficient money to satisfy our cash requirements through December 2009, including (i) drilling and completing the Ma'anit-Rehoboth #2 to a measured depth of least 5,550 meters (18,040 feet), (ii) drilling a well to a depth of between 4,500 and 5,550 meters (14,800 and 18,040 feet) on our Asher-Menashe License (Elijah #3) as required by the terms of that license and as dictated after the evaluation of the available data, including the evaluation of the results of Ma'anit-Rehoboth #2 well and the seismic and geophysical studies currently being conducted on the Asher-Menashe License area, and (iii) preparing for an additional well on either our Joseph License or our Asher-Menashe License, taking into consideration the results of the Ma'anit-Rehoboth #2 and the Elijah #3 well.  Following completion of the Ma’anit Rehoboth #2 well, if successful whether in the Triassic or Permian, we would install gas separation facilities and storage tanks at an estimated cost of $500 thousand, which would be paid from the net proceeds of this offering. Additionally, if the well completion is successful and following a review of our financial situation at such time, we may pay to our officers some or all of the approximately $1,507 thousand in deferred compensation that was outstanding as of December 31, 2008 (adjusting for debt conversion in the final Unit offering).  Of course, there can be no assurance that such funds will be available.

We currently estimate that our non-discretionary general and administrative expenses will be approximately $250 thousand per month, most of which would be spent on salaries, benefits and professional fees.  Our estimates for working capital include general and administrative costs. None of our experts, consultants, accountants, or legal counsel has been hired on a contingent fee basis.

The following table sets forth the planned use of the proceeds from this offering:

	US$ thousands
Total Proceeds	$21,000	100%
Less: Estimated Offering Expenses	$100	0.5%
Net Proceeds from Offering	$20,900	99.5%

Use of Net Proceeds:
Deepen Ma'anit-Rehoboth to Permian	$3,000	14.3%
Drill Asher-Menashe well to Triassic	$7,800	37.1%
Completion costs for one well	$1,500	7.1%
Production equipment for one well	$500	2.4%
Geological and Geophysical	$200	1.0%
Accounts Payable to Officers	$1,507	7.2%
Reserve for Operations	$5,000	23.8%
Working Capital	$1,393	6.6%

Total Use of Net Proceeds	$20,900	99.5%

The above discussion assumes that we will be able to commence the planned drilling activities in March 2009. In September 2008 we entered into a drilling agreement with a drilling contractor pursuant to which such contractor undertook to furnish to us a drilling rig that is capable of reaching the targeted depths. We will need to obtain various permits and authorizations from governmental entities before we can drill. While we and the contractor are jointly working to obtain all of the requisite consents and authorizations, and most have already been received, no assurance can be provided that all such remaining consents and authorization will be obtained in a timely manner that will allow us to commence drilling in March 2009. See "RISK FACTORS - Risks Related to our Business"; “COMPANY OVERVIEW- RIG CONTRACT”

The foregoing reflects only estimates of the use of the proceeds. Actual expenditures may vary materially from these estimates.

CAPITALIZATION

The following table sets forth a summary of our capitalization on an historical basis as of September 30, 2008, adjusted for the shares and proceeds from the Unit offering that we completed in January 2009, and as adjusted to reflect the estimated $20,900 thousand maximum net proceeds from the rights offering, as if the rights offering had closed as of September 30, 2008. For the purpose of this table, we have assumed that all of the rights were exercised in the rights offering. However, there can be no assurance that the rights will be exercised. You should read this information in conjunction with our financial statements and the notes thereto which are incorporated by reference into this prospectus.

	Amount of Capitalization as of September 30, 2008
	Actual	As Adjusted (thousands)
	($)	Unit Offering ($)	Rights Offering ($)

Stockholders’ equity:
Common stock - par value $0.01 per share	$101	$108	$150
Additional paid in capital	$26,351	$31,995	$52,853
Deficit accumulated in development stage	$ (23,448)	(23,448)	(23,448)
Total stockholders’ equity and capitalization	$3,004	$8,655	$29,555

DETERMINATION OF OFFERING PRICE

Our board of directors determined that the subscription price should be designed to provide an incentive to our current stockholders to exercise their rights in the rights offering. Other factors considered in setting the subscription price included the amount of proceeds desired, our need for equity capital, the historic and current market price of our common stock, the historic volatility of the market price of our common stock, our business prospects, alternatives available to us for raising equity capital, the pricing of similar transactions and the liquidity of our common stock. The subscription price does not necessarily bear any relationship to our past operations, cash flows, book value, current financial condition, or any other established criteria for value. You should not consider the subscription price as an indication of the value of ZION OIL & GAS or our common stock.

The market price of our common stock is subject to change as a result of market conditions and other factors, and no assurance can be given that the market price of a share of our stock will not decline below the $5.00 per share subscription price. See "RISK FACTORS" beginning on page 7 of this Prospectus.

DILUTION

As of September 30, 2008, our net tangible book value was $3,004 thousand or $0.30 per share of common stock, and $8,655 thousand or $0.80 per share when adjusted for the shares and proceeds related to the recently completed offering of our Units. Net tangible book value is the aggregate amount of our tangible assets less our total liabilities. Net tangible book value per share represents our total tangible assets less our total liabilities, divided by the number of shares of common stock outstanding on September 30, 2008.

After giving effect to the issuance of 4,200,000 shares of our common stock (as we will assume that all of the subscription rights will have been exercised even though we do not anticipate that all subscription rights will in fact have been exercised), and after deducting offering expenses (estimated), $100 thousand, our net tangible book value would increase to $29,555 thousand and the tangible net book value per share would increase to $1.97. This represents an immediate increase in net tangible book value of $1.17 per share to current shareholders, and immediate dilution of $3.03 per share on new shares purchased or 61%. "Dilution" is determined by subtracting net tangible book value per share after the Offering from the Offering price paid by investors for their new shares. The following table illustrates this per share dilution to purchasers of shares in this Rights Offering, as illustrated in the following table:

Assumed public offering price per share of common stock		$5.00
Net tangible book value per share before this Offering	$0.80
Increase per share attributable to new shares	$1.17
Adjusted net tangible book value per share after this Offering		$1.97
Dilution per share for new shares		$3.03
Percentage dilution		61%

THE RIGHTS OFFERING

Before exercising any subscription rights, you should read carefully the information set forth under “Risk Factors” beginning on page 7.

The Subscription Rights

Basic Subscription Rights

We are distributing to you, at no cost, non-transferable subscription rights as a holder of record of shares of our common stock on [Record Date]. We are distributing to you .375 of a subscription right (THREE subscription rights for each EIGHT shares) for each share of common stock that you owned as a holder of record on [Record Date]. You will not receive fractional subscription rights during the rights offering, but instead we will round your total number of subscription rights up to the next largest whole number. Each whole subscription right entitles you to purchase one share of common stock for $5.00. If you wish to exercise your subscription rights, you must do so before 5:00 p.m., Eastern Standard Time, on [Expiration Date]. After that date, the subscription rights will expire and will no longer be exercisable. You will receive certificates representing the shares that you purchase pursuant to your subscription rights as soon as practicable after [Expiration Date]

Over-Subscription Rights

Subject to the allocation described below, each subscription right also grants the holder an over-subscription right to purchase additional shares of our common stock that are not purchased by other rights holders pursuant to their basic subscription rights. You are entitled to exercise your over-subscription right only if you exercise your basic subscription right in full.

If you wish to exercise your over-subscription right, you should indicate the number of additional shares that you would like to purchase in the space provided on your rights subscription agreement. When you send in your rights subscription agreement, you must also send the full purchase price for the number of additional shares that you have requested to purchase (in addition to the payment due for shares purchased through your basic subscription right). If the number of shares remaining after the exercise of all basic subscription rights is not sufficient to satisfy all requests for shares pursuant to over-subscription rights, you will be allocated additional shares (subject to elimination of fractional shares) in the proportion which the number of shares you purchased through the basic subscription right bears to the total number of shares that all over-subscribing shareholders purchased through the basic subscription right. However, if your pro-rata allocation exceeds the number of shares you requested on your rights subscription agreement then you will receive only the number of shares that you requested, and the remaining shares from your pro-rata allocation will be divided among other rights holders exercising their over-subscription rights.

As soon as practicable after the expiration date, we will determine the number of shares of common stock that you may purchase pursuant to the over-subscription right. You will receive certificates representing these shares as soon as practicable after the expiration date and after all allocations and adjustments have been effected. If you request and pay for more shares than are allocated to you, we will refund the overpayment, without interest. In connection with the exercise of the over-subscription right, banks, brokers and other nominee holders of subscription rights who act on behalf of beneficial owners will be required to certify to us as to the aggregate number of subscription rights exercised, and the number of shares of common stock requested through the over-subscription right, by each beneficial owner on whose behalf the nominee holder is acting.

Subscription Price

The subscription price under the subscription rights is $5.00 per share of common stock subscribed. The subscription price does not necessarily bear any relationship to our past or expected future results of operations, cash flows, current financial condition, or any other established criteria for value. No change will be made to the cash subscription price by reason of changes in the trading price of our common stock or other factors prior to the closing of this offering.

Determination of Subscription Price

Our board of directors set all of the terms and conditions of this offering, including the subscription price. Our board of directors determined that the subscription price should be designed to provide an incentive to our current shareholders to exercise their rights in the rights offering. In establishing the subscription price, our board of directors considered the book value of our common stock and various other factors, including the amount of proceeds desired, our need for equity capital, the historic and current market price of our common stock, the historic volatility of the market price of our common stock, our business prospects,  general conditions in the oil and gas industry, alternatives available to us for raising equity capital, the pricing of similar transactions and the liquidity of our common stock. We did not seek or obtain any opinion of financial advisors or investment bankers in establishing the subscription price for the offering. You should not consider the subscription price as an indication of the value of our company or our common stock. We cannot assure that you will be able to sell shares purchased during this offering at a price equal to or greater than the subscription price. On January 28, 2009, the closing sale price of our common stock was $8.48 per share.

Expiration Date

The rights will expire at 5:00 p.m., Eastern Standard time, on [Expiration Date], unless we decide to extend the rights offering. After the expiration of the initial period of the rights offering, we may, in our sole discretion, elect to extend the offering  for any reason. We may so extend the offering on one or more occasions. If you do not exercise your subscription rights prior to specified expiration date, whether it be the initial expiration date or a subsequently extended date, your subscription rights will be null and void. We will not be required to issue shares of common stock to you if we receive your subscription agreement or your payment after the specified expiration date, regardless of when you sent the subscription agreement and payment, unless you send the documents in compliance with the guaranteed delivery procedures described below.  If we elect to extend the expiration date, we may also elect to have one or more interim closings for the issuance of primary rights sold at such closing.

Right to Amend Terms of the Offering

We reserve the right to amend the terms of this offering. If we make an amendment that we consider significant, we will extend the expiration date and offer all subscribers the right to revoke any subscription submitted prior to such amendment upon the terms and conditions we set forth in the amendment. The extension of the expiration date and/or time will not, in and of itself, be treated as an amendment for these purposes.

Non-Transferability of Subscription Rights

Except in the limited circumstances described below, only you may exercise your subscription rights. You may not sell, give away or otherwise transfer your subscription rights.

Notwithstanding the foregoing, you may transfer your rights to any of your affiliates. Your rights also may be transferred by operation of law. For example, a transfer of rights to the estate of the recipient upon the death of the recipient would be permitted. As used in this paragraph, an affiliate means any person (including a partnership, corporation or other legal entity such as a trust or estate) which controls, is controlled by or is under common control with you. If your rights are transferred as permitted, evidence satisfactory to us that the transfer was proper must be received by us prior to the expiration date of this offering.

Exercise of Subscription Rights

You may exercise your subscription rights by delivering to us on or prior to the expiration date:

• A properly completed and duly executed subscription agreement;

• Any required signature guarantees or other supplemental documentation; and

• Payment in full of $5.00 per share of common stock to be purchased pursuant to the basic subscription rights and the over-subscription right.

You should deliver your subscription agreement and payment to us at the address shown under the heading “Subscription Agent.” We will not pay you interest on funds delivered for the exercise of rights.

You bear all risk for the method of delivery of rights subscription agreements, any necessary accompanying documents and payment of the subscription price. If you send the rights subscription agreement and other items by mail, we recommend that you send them by registered mail, properly insured, with return receipt requested. You should allow a sufficient number of days to ensure delivery and clearance of cash payment prior to the expiration time.

We reserve the right to reject any exercise of subscription rights if the exercise does not fully comply with the terms of the rights offering or is not in proper form or if the exercise of rights would be unlawful.

Method of Payment

Payment for the shares must be made by check or bank draft (cashier’s check) drawn upon a U.S. bank or a money order payable to “Zion Oil & Gas Rights Escrow,” or by wire transfer of immediately available funds to the account maintained by us at Comerica Bank. (Contact Zion for wire transfer instructions). Any wire transfer of funds should clearly indicate the identity of the subscriber who is paying the subscription price by the wire transfer. Payment will be deemed to have been received only upon:

• receipt and clearance of any uncertified check;

• receipt by Zion of any certified check or bank draft drawn upon a U.S. bank, any money order or any funds transferred by wire transfers; or

• receipt of good funds in the escrow account designated above.

Please note that funds paid by uncertified personal check may take at least five business days to clear. Accordingly, if you wish to pay by means of an uncertified personal check, we urge you to make payment sufficiently in advance of the expiration date to ensure that we receive cleared funds before that date. We also urge you to consider payment by means of a certified or cashier’s check or money order.

Guaranteed Delivery Procedures

If you wish to exercise your rights, but you do not have sufficient time to deliver the rights subscription agreement evidencing your rights to us before the expiration of the subscription period, you may exercise your rights by the following guaranteed delivery procedures:

•        provide your payment in full of the subscription price for each share of common stock being subscribed for pursuant to the basic subscription rights and the over-subscription right to us before the expiration time;

• deliver a notice of guaranteed delivery to us at or before the expiration time; and

•        deliver the properly completed rights certificate evidencing the rights being exercised, and, if applicable for a nominee holder, the related nominee holder certification, with any required signatures medallion guaranteed, to us, within three business days following the expiration time.

Your notice of guaranteed delivery must be substantially in the form provided with the “Instructions for Use of ZION OIL & GAS, INC. Subscription Certificates” distributed to you with your rights notification. Your notice of guaranteed delivery must come from an eligible institution which is a member of, or a participant in, a signature guarantee medallion program acceptable to Zion. In your notice of guaranteed delivery you must state:

• your name;

• the number of rights represented by your rights subscription agreement, the number of shares of common stock you are subscribing for pursuant to your subscription rights; and

• your guarantee that you will deliver to us any rights subscription agreements evidencing the rights you are exercising within three business days following the expiration time.

You may deliver the notice of guaranteed delivery to us in the same manner as the rights subscription agreement at the addresses set forth under the heading “Subscription Agent.”

Eligible institutions may also transmit the notice of guaranteed delivery to us by facsimile transmission to (214) 221-6510 or 469-916-2366. To confirm facsimile deliveries, you may call (214) 221-4610.

Signature Guarantees

Signatures on the subscription agreement do not need to be guaranteed if either the subscription agreement provides that the shares of common stock to be purchased are to be delivered directly to the record owner of such subscription rights, or the subscription agreement is submitted for the account of a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States. Signatures on all other subscription certificates must be guaranteed by an Eligible Guarantor Institution, as defined in Rule 17Ad-15 of the Securities Exchange Act of 1934, as amended, subject to the standards and procedures adopted by the Zion. Eligible Guarantor Institutions include banks, brokers, dealers, credit unions, national securities exchanges and savings associations.

Rights of Subscribers

Your exercise of rights in this rights offering will give you no additional rights as a shareholder until the shares you have agreed to purchase in the rights offering are deemed issued to you.

No Revocation of Exercised Rights

Once you send in your subscription agreement and payment, you cannot revoke the exercise of your subscription rights, even if the subscription period has not yet ended, we extend the subscription period, you later learn information about us that you consider to be unfavorable or the market price of our common stock is below the $5.00 per share purchase price. You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of our common stock at a price of $5.00 per share.

Issuance of Common Stock

We will issue the shares of our common stock purchased in the rights offering as soon as possible following the expiration date of the rights offering.  The shares will be issued to those subscribers who have timely and properly completed subscription agreements, along with payment of the subscription price, for each share of common stock subscribed for. Each subscribing holder’s new shares will be issued in the same form, certificated or book-entry, as the rights exercised by that holder.

Your payment of the aggregate subscription price for our common stock will be deposited into an escrow account. We may access and use the funds before the rights offering expires. We will not pay you any interest on funds paid for your rights exercise, regardless of whether the funds are applied to the subscription price are returned to you. You will have no rights as a shareholder of our company with respect to the subscribed for shares of our common stock until the certificates representing such shares are issued to you or the shares are deposited in the book-entry account held on your behalf. Certificates representing your shares or book-entries will be made as practically as possible after the expiration of the rights offering. Upon our issuance of the certificates or the deposit of the shares in the applicable book-entry account, you will be deemed the owner of the shares you purchased by exercise of your rights. Unless otherwise instructed in the rights subscription agreement, the shares issued to you pursuant to your subscription will be registered in your name or the name of your nominee, if applicable. We will not issue any fractional shares of common stock.

Shares Held for Others

If you are a broker, a trustee or a depository for securities, or you otherwise hold shares of common stock for the account of others as a nominee holder, you should promptly notify the beneficial owner of such shares as soon as possible to obtain instructions with respect to their subscription rights, as set forth in the instructions we have provided to you for your distribution to beneficial owners. If the beneficial owner so instructs, you should complete the appropriate subscription agreement and the related nominee holder certification and submit them to us with the proper payment.

If you are a beneficial owner of common stock held by a nominee holder, such as a broker, trustee or a depository for securities, we will ask your broker, dealer or other nominee to notify you of this rights offering. If you wish to purchase shares through this rights offering, you should contact the holder and ask him or her to effect transactions in accordance with your instructions on a form provided by your nominee holder with the other rights offering materials.

Ambiguities in Exercise of Subscription Rights

If you do not specify the number of shares of common stock being subscribed for on your subscription certificate, or if your payment is not sufficient to pay the total purchase price for all of the shares that you indicated you wished to purchase, you will be deemed to have subscribed for the maximum number of shares of common stock that could be subscribed for with the payment that we receive from you. If the aggregate subscription price paid by you exceeds the amount necessary to purchase the number of shares for which you have indicated an intention to subscribe, then you will be deemed to have exercised the over-subscription rights to the full extent of the excess payment tendered, to purchase, to the extent available, that number of whole shares of common stock equal to the quotient obtained by dividing the excess payment tendered by the subscription price. Any remaining amount shall be returned to you by mail, without interest or deduction, as soon as practicable after the expiration date and after all prorations and adjustments contemplated by the terms of the rights offering have been effected.

Regulatory Limitation

We are not making the rights offering in any state or other jurisdiction in which it is unlawful to do so. We will not sell or accept an offer to purchase shares of our common stock from you if you are a resident of any state or other jurisdiction in which the sale or offer of the rights would be unlawful. We may delay the commencement of the rights offering in certain states or other jurisdictions in order to comply with the laws of those states or other jurisdictions. However, we may decide, in our sole discretion, not to modify the terms of the rights offering as may be requested by certain states or other jurisdictions. If that happens and you are a resident of the state or jurisdiction that requests the modification, you will not be eligible to participate in the rights offering. We do not currently intend to make any changes in the terms of the rights offering.

We will not be required to issue to you shares of common stock pursuant to the rights offering if, in our opinion, you would be required to obtain prior clearance or approval from any state or federal regulatory authorities to own or control such shares if, at the time the subscription rights expire, you have not obtained such clearance or approval.

Our Decision Binding

All questions concerning the timeliness, validity, form and eligibility of any exercise of subscription rights will be determined by us, and our determinations will be final and binding. In our sole discretion, we may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as we may determine, or reject the purported exercise of any subscription right by reason of any defect or irregularity in any exercise. Subscriptions will not be deemed to have been received or accepted until all irregularities have been waived by us or cured within such time as we determine in our sole discretion. We will not be under any duty to notify you of any defect or irregularity in connection with the submission of a subscription agreement or incur any liability for failure to give you that notice.

Shares of Common Stock Outstanding After the Rights Offering

As of January 28, 2009, we had outstanding 10,791,402 shares of our common stock and an additional 1,762,964 shares of common stock have been reserved upon the exercise of certain outstanding warrants and options. Assuming we issue all of the shares of common stock offered in the rights offering and none of our outstanding warrants and options are exercised, approximately 14,991,402 shares of common stock will be outstanding. This would represent an increase of approximately 39% in the number of outstanding shares of common stock. If you do not fully exercise your subscription rights but others do, the percentage of our common stock that you hold will decrease.

No Recommendations

Neither we nor our board of directors are making any recommendation as to whether or not you should exercise your subscription rights. You should make your decision based on your own assessment of your best interests.

Important

PLEASE CAREFULLY READ THE INSTRUCTIONS ACCOMPANYING THE SUBSCRIPTION AGREEMENT AND FOLLOW THOSE INSTRUCTIONS IN DETAIL. YOU ARE RESPONSIBLE FOR CHOOSING THE PAYMENT AND DELIVERY METHOD FOR YOUR SUBSCRIPTION AGREEMENT, AND YOU BEAR THE RISKS ASSOCIATED WITH SUCH DELIVERY. IF YOU CHOOSE TO DELIVER YOUR SUBSCRIPTION AGREEMENT AND PAYMENT BY MAIL, WE RECOMMEND THAT YOU USE REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED. WE ALSO RECOMMEND THAT YOU ALLOW A SUFFICIENT NUMBER OF DAYS TO ENSURE DELIVERY AND CLEARANCE OF PAYMENT PRIOR TO THE EXPIRATION DATE. BECAUSE UNCERTIFIED PERSONAL CHECKS MAY TAKE AT LEAST FIVE BUSINESS DAYS TO CLEAR, WE STRONGLY URGE YOU TO PAY, OR ARRANGE FOR PAYMENT, BY MEANS OF CERTIFIED OR CASHIER’S CHECK OR MONEY ORDER.

If You Have Questions

If you have questions or need assistance concerning the procedure for exercising subscription rights, or if you would like additional copies of this prospectus, the Instructions, or the Notice of Guaranteed Delivery, you should contact:

Zion Oil & Gas, Inc.
6510 Abrams Rd., Suite 300
Dallas, TX 75231
(214) 221-4610 or (888) 891-9466
e-mail:  dallas@zionoil.com

PLAN OF DISTRIBUTION

Immediately following the effective date of this Prospectus, we will distribute at no cost the subscription rights and copies of this prospectus to all holders of record of our common stock on [Record Date]. If you wish to exercise your basic subscription rights and the over-subscription rights and purchase shares of common stock, you should complete the subscription agreement and return it, with payment for the shares, to us, to 6510 Abrams Rd., Suite 300, Dallas, TX 75231.  If you have any questions, you should contact Zion Oil & Gas at (214) 221-4610 or (888) 891-9466.

FEDERAL INCOME TAX CONSIDERATIONS

The following summarizes the material federal income tax consequences to you as a U.S. shareholder of ZION OIL & GAS INC. and to us as a result of the receipt, lapse, or exercise of the subscription rights distributed to you pursuant to the rights offering. This discussion does not address the tax consequences of the rights offering under applicable state, local or foreign tax laws. Moreover, this discussion does not address every aspect of taxation that may be relevant to a particular taxpayer under special circumstances or who is subject to special treatment under applicable law and is not intended to be applicable in all respects to all categories of investors. For example, certain types of investors, such as insurance companies, tax-exempt persons, financial institutions, regulated investment companies, dealers in securities, persons who hold their shares of our common stock as part of a hedging, straddle, constructive sale or conversion transaction, persons whose functional currency is not the U.S. dollar and persons who are not treated as a U.S. shareholder could be subject to different tax consequences.

For purposes of this disclosure, a U.S. shareholder is a holder of our common stock that is:

• an individual who is a citizen or resident of the United States,

• a corporation, partnership or other entity created in, or organized under the laws of the United States or any state or political subdivision thereof;

• an estate the income of which is includable in gross income for U.S. federal income tax purposes regardless of its source; or

•        a trust that (i) the administration of which is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust, or (ii) that was in existence on August 20, 1996, was treated as a U.S. person on the previous day, and elected to continue to be so treated.

This summary is based on the Internal Revenue Code of 1986, as amended (which we will refer to as the “Code”), the Treasury regulations promulgated thereunder, judicial authority and current administrative rules and practice, any of which may subsequently be changed, possibly retroactively, or interpreted differently by the Internal Revenue Service, so as to result in U.S. federal income tax consequences different from those discussed below. The discussion that follows neither binds nor precludes the Internal Revenue Service from adopting a position contrary to that expressed in this prospectus, and we cannot assure you that such a contrary position could not be asserted successfully by the Internal Revenue Service or adopted by a court if the positions were litigated. We have not obtained a ruling from the Internal Revenue Service or a written opinion from tax counsel with respect to the federal income tax consequences discussed below. This discussion assumes that your shares of common stock and the subscription rights and shares issued to you during the rights offering constitute capital assets within the meaning of Code Section 1221.

Receipt and exercise of the subscription rights distributed pursuant to the rights offering is intended to be nontaxable to shareholders, and the following summary assumes you will qualify for such nontaxable treatment. If, however, the rights offering does not qualify as nontaxable, you would be treated as receiving a taxable distribution equal to the fair market value of the subscription rights on their distribution date. The distribution would be taxed as a dividend to the extent made out of our current or accumulated earnings and profits; any excess would be treated first as a return of your basis (investment) in your our stock and then as a capital gain. Expiration of the subscription rights would result in a capital loss.

Taxation of Shareholders

Receipt of a subscription right.    You will not recognize any gain or other income upon receipt of a subscription right in respect of your common stock. Your tax basis in each subscription right will effectively depend on whether you exercise the subscription right or allow the subscription right to expire. Except as provided in the following sentence, the basis of the subscription rights you receive as a distribution with respect to your shares of our common stock will be zero. If, however, either (i) the fair market value of the subscription rights on the date of issuance is 15% or more of the fair market value (on the date of issuance of the rights) of the common stock with respect to which they are received or (ii) you properly elect, in your federal income tax return for the taxable year in which the subscription rights are received, to allocate part of your basis in your common stock to the subscription rights, then upon exercise of the rights, your basis in the common stock will be allocated between the common stock and the rights in proportion to the fair market value of each on the date the rights are issued. In addition, your holding period for a subscription right will include your holding period for the shares of common stock upon which the subscription right is issued.

Expiration of subscription rights.    You will not recognize any loss upon the expiration of a subscription right.

Exercise of subscription rights.    You generally will not recognize a gain or loss on the exercise of a subscription right. The tax basis of any share of common stock that you purchase through the rights offering will be equal to the sum of your tax basis (if any) in the subscription right exercised and the price paid for the share. The holding period of the shares of common stock purchased through the rights offering will begin on the date that you exercise your subscription rights.

THIS DISCUSSION IS INCLUDED FOR YOUR GENERAL INFORMATION ONLY. YOU SHOULD CONSULT YOUR TAX ADVISOR TO DETERMINE THE TAX CONSEQUENCES TO YOU OF THE RIGHTS OFFERING IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES, INCLUDING ANY STATE, LOCAL AND FOREIGN TAX CONSEQUENCES.

STATE AND FOREIGN SECURITIES LAWS

The rights offering is not being made in any state or other jurisdiction in which it is unlawful to do so. We may delay the commencement of the rights offering in certain states or other jurisdictions in order to comply with the securities law requirements of such states or other jurisdictions. In our sole discretion, we may decline to make modifications to the terms of the rights offering requested by certain states or other jurisdictions, in which case shareholders who live in those states or jurisdictions will not be eligible to participate in the rights offering.

DESCRIPTION OF SECURITIES TO BE REGISTERED

This section describes the material terms of our capital stock under our certificate of incorporation and bylaws. The terms of our articles of incorporation and bylaws are more detailed than the general information provided below. Therefore, you should carefully consider the actual provisions of these documents.

Authorized Capital Stock

As of January 28, 2009, our authorized capital stock consists of 30,000,000 shares of common stock, par value $.01 per share, of which 10,791,402 shares were outstanding as of such date. Additionally, we had, as of such date, (a) outstanding warrants to acquire 161,246 shares of common stock, of which (i) warrants to purchase 50,000 shares will expire on Dec. 31, 2009, and (ii) warrants to purchase 46,621 shares will expire on September 26, 2009, (b) an additional 1,000,000 shares of common stock reserved for issuance under the company's 2005 Stock Option plan, of which options for 290,549 shares were awarded as of January 28, 2009 (which includes 40,000 options awarded to Richard Rinberg on January 8, 2009, with a per share exercise price of $0.01, and a vesting schedule whereby options for 10,000 shares are to vest on the last day of each quarter commencing March 31) and (c) outstanding warrants (scheduled to be first exercisable as of February 9, 2009) to purchase up to 666,343 shares of our common stock.

Common Stock

Our shareholders are entitled to one vote per share on all matters submitted to a vote of shareholders. They are entitled to receive dividends when and as declared by the board of directors out of legally available funds and to share ratably in our assets legally available for distribution upon liquidation, dissolution or winding up. Shareholders do not have subscription, redemption or conversion rights, or preemptive rights.

Our shareholders do not have cumulative voting rights, the effect of which is that the holders of more than half of all voting rights with respect to common stock can elect all of our directors. The board of directors is empowered to fill any vacancies on the board of directors created by expansion of the board or resignations, subject to quorum requirements.

Except as otherwise discussed below at "Business combination provision" and "Amendments", all shareholder action is taken by vote of a majority of voting shares of our capital stock present at a meeting of shareholders at which a quorum (a majority of the issued and outstanding shares of the voting capital stock) is present in person or by proxy. Directors are elected by a plurality vote of the shares present (by person or proxy) at a meeting.

Certificate of Incorporation and Bylaws Provisions

The following summary describes provisions of our certificate of incorporation and bylaws. They may have the effect of discouraging a tender offer, proxy contest or other takeover attempt that is opposed by our board of directors. These provisions include:

•	restrictions on the rights of shareholders to remove directors;
•	limitations against shareholders calling a Special Meeting of shareholders or acting by unanimous written consent in lieu of a meeting;
•	requirements for advance notice of actions proposed by shareholders for consideration at meetings of the shareholders; and
•	restrictions on business combination transactions with "related persons."

Classified board of directors and removal

Our certificate of incorporation provides that the board of directors shall be divided into three classes, designated Class I, Class II and Class III, with the classes to be as nearly equal in number as possible. The term of office of each class expires at the third Annual Meeting of Shareholders for the election of directors following the election of such class (except for the initial classes). Directors may be removed only for cause and only upon the affirmative vote of holders of at least 66 2/3% of our voting stock at a Special Meeting of Shareholders called expressly for that purpose. The classification of directors could have the effect of making it more difficult for shareholders to change the composition of the board of directors. At least two Annual Meetings of Shareholders, instead of one, are generally required to effect a change in a majority of the board of directors.

The classification provisions could also have the effect of discouraging a third party from initiating a proxy contest, making a tender offer or otherwise attempting to obtain control of our company, even though such an attempt might be beneficial to us and our shareholders. The classification of the board of directors could thus increase the likelihood that incumbent directors will retain their positions. In addition, because the classification provisions may discourage accumulations of large blocks of stock by purchasers whose objective is to take control of our company and remove a majority of the board of directors, the classification of the board of directors could tend to reduce the likelihood of fluctuations in the market price of the common stock that might result from accumulations of large blocks. Accordingly, shareholders could be deprived of opportunities to sell their shares of common stock at a higher market price than might otherwise be the case.

Shareholder action by written consent and special meetings

Our bylaws provide that shareholder action can be taken only at an Annual or Special Meeting of shareholders and may not be taken by written consent in lieu of a meeting once our number of shareholders exceeded sixty, which occurred in the first quarter of 2003. Special Meetings of shareholders can be called only upon a resolution adopted by the board of directors. Moreover, the business permitted to be conducted at any Special Meeting of shareholders is limited to the business brought before the meeting under the Notice of Meeting given by us. These provisions may have the effect of delaying consideration of a shareholder proposal until the next Annual Meeting. These provisions would also prevent the holders of a majority of our voting stock from unilaterally using the written consent or Special Meeting procedure to take shareholder action.

Advance notice provisions for shareholder nominations and shareholder proposals

 Our bylaws establish an advance notice procedure for shareholders to make nominations of candidates for election as directors or bring other business before a meeting of shareholders. The shareholder notice procedure provides that only persons who are nominated by, or at the direction of, the board of directors, or by a shareholder who has given timely written notice containing specified information to our secretary prior to the meeting at which directors are to be elected, will be eligible for election as our directors. The shareholder notice procedure also provides that at a meeting of the shareholders only such business may be conducted as has been brought before the meeting by, or at the direction of, the chairman of the board of directors, or in the absence of the chairman of the board, the chief executive officer, the president, or by a shareholder who has given timely written notice containing specified information to our secretary of such shareholder's intention to bring such business before such meeting.

Although our bylaws do not give the board of directors any power to approve or disapprove shareholder nominations for the election of directors or proposals for action, they may have the effect of precluding a contest for the election of directors or the consideration of shareholder proposals if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal, without regard to whether consideration of such nominees or proposals might be harmful or beneficial to Zion and our shareholders.

Business combination provision

Our certificate of incorporation contains a provision for approval of specified business combination transactions involving any person, entity or group that beneficially owns at least 10% of our aggregate voting stock. Such person, entity or group is sometimes referred to as a "related person". This provision requires the affirmative vote of the holders of not less than 66 2/3% of our voting stock to approve specified transactions between a related person and Zion, including:

•	any merger or consolidation;
•
any sale, lease, exchange, mortgage, pledge, transfer or other disposition of our assets having a fair market value of more than 10% of our total consolidated assets, or assets representing more than 10% of our cash flow or earning power, or 10% of stockholders' equity, which is referred to as a "substantial part";

•	any sale, lease, exchange, mortgage, pledge, transfer or other disposition to or with us of all or a substantial part of the assets of a related person;
•	any reclassification of securities, recapitalization, or any other transaction involving us that would have the effect of increasing the voting power of a related person;
•	the adoption of a plan or proposal for our liquidation or dissolution proposed by or on behalf of a related person; and
•	the entering into of any agreement, contract or other arrangement providing for any of the transactions described above.

This voting requirement will not apply to certain transactions, including any transaction approved by a majority vote of the directors (called "Disinterested Directors") who are not affiliated or associated with the related person described above, provided that there are at least three Disinterested Directors. This provision could have the effect of delaying or preventing a change in control of Zion in a transaction or series of transactions.

Liability of directors and indemnification

Our certificate of incorporation provides that a director will not be personally liable to us or our shareholders for breach of fiduciary duty as a director, except to the extent that such exemption or limitation of liability is not permitted under Delaware General Corporation Law. Any amendment or repeal of such provisions may not adversely affect any right or protection of a director existing under our certificate of incorporation for any act or omission occurring prior to such amendment or repeal.

Our certificate of incorporation and bylaws provide that each person who at any time serves or served as one of our directors or officers, or any person who, while one of our directors or officers, is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, is entitled to indemnification and the advancement of expenses from us, to the fullest extent permitted by applicable Delaware law. However, as provided under applicable Delaware General Corporation Law, this indemnification will only be provided if the indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of our company.

Amendments

Our certificate of incorporation provides that we reserve the right to amend, alter, change, or repeal any provision contained in our certificate of incorporation, and all rights conferred to shareholders are granted subject to such reservation. The affirmative vote of holders of not less than 80% of our voting stock, voting together as a single class, is required to alter, amend, adopt any provision inconsistent with, or to repeal certain specified provisions of our certificate of incorporation. However, the 80% vote described in the prior sentence is not required for any alteration, amendment, adoption of inconsistent provision or repeal of the "business combination" provision discussed under the "Business combination provision" paragraph above which is recommended to the shareholders by two-thirds of our Disinterested Directors, and such alteration, amendment, adoption of inconsistent provision or repeal shall require the vote, if any, required under the applicable provisions of the Delaware General Corporation Law, our certificate of incorporation and our bylaws. In addition, our bylaws provide that shareholders may only adopt, amend or repeal our bylaws by the affirmative vote of holders of not less than 66-2/3% of our voting stock, voting together as a single class. Our bylaws may also be amended by the affirmative vote of two-thirds of our board of directors.

 Listing Symbols on the NYSE Alternext US Exchange

Our common stock is currently traded on the NYSE Alternext US Exchange under the symbol "ZN."  We also have warrants outstanding that are quoted under the symbol "ZN.WS". A listing application to list the shares being offered in this rights offering is currently pending before the NYSE Alternext US Exchange.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Registrar and Transfer Company, Cranford, New Jersey.

COMPANY OVERVIEW

Zion Oil is an initial stage oil and gas exploration company with a history of over eight years of oil and gas exploration in Israel. We have no revenues or operating income and we are classified as an "exploration stage" company. Our executive offices are located at 6510 Abrams Road, Suite 300, Dallas, Texas 75231, and our telephone number is (214) 221-4610. Our office in Israel is located at 15 Bareket Street, North Industrial Park Caesarea, 38900, Israel, and the telephone number is +972-4-623-1425. Our website is www.zionoil.com. We were incorporated in Florida on April 6, 2000 and reincorporated in Delaware on July 9, 2003.

We currently hold two exploration licenses covering approximately 162,100 acres onshore in the State of Israel between Netanya in the south and Haifa in the north. The areas have been subject to a series of exploration permits and licenses that have been granted to and held by us pursuant to the Israeli Petroleum Law.

Since April 2000, we have been conducting data accumulation, research and analysis related to onshore oil and gas potential in the northern portion of Israel's central coastal plain and the adjacent foothills region and Mt. Carmel range, and have drilled one exploratory well in the region to a depth of 15,842 feet to the Triassic formation with encouraging, but inconclusive results. However, notwithstanding these results, due to the mechanical condition of the well-bore, we determined that the well was incapable of producing oil and/or gas in commercial quantities. As a result, in June 2007 we abandoned the well and, applying generally accepted accounting principles, we recorded, as of June 30, 2007, an impairment charge of $9,494 thousand to our unproved oil and gas properties.

In January 2008, we completed the acquisition of approximately 52.5 kilometers in the Ramot Menashe and Nahal Me’arot areas within the Asher License area.  Utilizing these seismic lines, along with other lines already existing in an Israeli country-wide seismic database, allowed us to better understand and interpret the geology of our license areas and select drill sites within the licenses. The database consists of 219 seismic sections totaling 3,100 kilometers of coverage and also includes the stratigraphic sections from all the wells drilled in Israel. Using the new and existing seismic, we have developed one prospect and four leads in our license areas. We are planning to drill a well to a depth of about 15,400 feet (targeted to a bottom-hole location in the Triassic formation approximately 2,500 feet east-northeast of the bottom-hole location of our previously drilled well), to appraise our findings in the previously drilled well. If we raise at least $3,000 thousand in this offering, we intend to deepen the well to a depth of about 18,040 feet to both appraise the apparent findings of the Ma’anit #1 in the Triassic at a depth of between approximately 12,000 and 15,400 feet and to test the deeper Permian horizons at a depth of between approximately 16,000 and 18,000 feet. See "RISK FACTORS" at page 7.

Our ability to generate future revenues and operating cash flow will depend on the successful exploration and exploitation of our current and any future petroleum rights or the acquisition of oil and/or gas producing properties, the volume and timing of our production, as well as commodity prices for oil and gas. Such pricing factors are largely beyond our control, and may result in fluctuations in our earnings.

Management estimates that Zion has U.S. Federal net operating loss carry-forwards of approximately $17,555 thousand at December 31, 2008 which have expiration dates from 2021 through 2027. Pursuant to Section 382 of the Internal Revenue Code, the usage of these net operating loss carry-forwards may be limited due to changes in ownership that have occurred or that may occur in the future. We have not yet determined the impact, if any, that changes in ownership have had on net operating loss carry-forwards.

Drilling Contract

On September 12, 2008, we signed a drilling contract with Aladdin Middle East Ltd., a Delaware corporation with offices in Wichita, Kansas and in Ankara, Turkey, pursuant to which Aladdin will be arranging for the transportation into Israel of its 2,000 horsepower rig to be used to conduct the drilling contemplated by our business plan. The contract was subsequently amended on December 15, 2008, as described below, to provide for the purchase by us of a certain drilling pipe to be offset against certain amounts due and to become due from us to Aladdin. It is planned to use the rig initially for the re-entry and drilling of the Ma’anit Rehoboth #2 well.

The contract, which is based in large part on the International Association of Drilling Contractors Form Daywork Drilling Contract, provides for the well to be drilled on a daywork basis with payment to Aladdin at the rate of $28.5 thousand per drilling day, and other scheduled rates for non-operating days. The contract originally provided for mobilization and demobilization fees of $675 thousand each. To date, we have paid Aladdin $475 thousand on account of mobilization fees; under the terms of the recent amendment, the remaining $200 thousand payment will be offset against the amount paid by us for the drilling pipe. The contract, as amended, now provides for a demobilization fee of $550 thousand, provided that in the event that Aladdin enters into a drilling contract with another operator in Israel, then the demobilization fee will be reduced if and to the extent that Aladdin receives funds from such other operator. As security for these and related fees, the contract provides that within 10 days after written notice by Aladdin of the mobilization of the drilling rig, we are to provide for a letter of credit to Aladdin in the amount of $550 thousand (reduced from the original $675 thousand). The letter of credit is to be returned to us upon Aladdin’s receipt of all amounts to which it is entitled under the contract. See “RISK FACTORS”. The contract also provides for termination fees of $1,225 thousand, less any amounts previously paid to Aladdin, if we terminate the contract. In the event that Aladdin is unable to mobilize the drilling rig by June 30, 2009, we are entitled to terminate the contract without any further obligation or payment under the contract. Under the terms of the amendment entered into in December 2008, we have purchased drill pipe needed for our drilling plans at a total cost of approximately $1,100 thousand. Aladdin has agreed that the amounts expended by us for the drilling pipe will be offset against payments to be due from us to Aladdin, as well as by the waiver by Aladdin of the remaining $200 thousand in mobilization fees payable to it.

As noted above, the commencement of the drilling program is subject to the receipt of various government permits. While we and Aladdin are currently working toward obtaining the requisite permits, there can be no assurance that the necessary permits will be obtained by the time the rig arrives in Israel (currently anticipated in March 2009) or within a time frame that will allow us to commence drilling in March 2009.

Completed Public Offering

On February 1, 2008, we filed a Form S-3 registration statement (the “Registration Statement”) with the SEC for an offering (the “Follow-On Offering”) of a minimum of 325,000 "Units", on a "best efforts, all or none" basis, and an additional 2,175,000 Units on a "best efforts" basis, for a maximum of 2,500,000 Units, at $10.00 per Unit for aggregate gross proceeds to us of $3,250 thousand and $25,000 thousand, respectively. Each Unit to be offered in the Follow-On Offering consisted of (i) one share of common stock, par value $.01 per share and (ii) one warrant (the "Unit Warrant") to purchase one share of common stock at a per share exercise price equal to $7.00. The Follow-On Offering was made through Brockington Securities, Inc. and other licensed broker/dealers. The Registration Statement was declared effective by the SEC on May 14, 2008, whereupon our offering commenced.

Between October 24, 2008 and January 16, 2009, we closed on 666,343 units, which included 24,575 units issued in exchange for debt conversion.  We received net proceeds of $5,651 thousand, after deducting for commissions (5%) and expenses (3%) to the underwriter in the amount of $513 thousand and $499 thousand in deferred offering costs (related to legal, accounting, transfer agent and escrow fees and printing and marketing costs).

LEGAL MATTERS

Aboudi & Brounstein will pass on the validity of the issuance of the shares of common stock offered by this prospectus.

EXPERTS

Our audited financial statements for the period from April 6, 2000 (inception) to December 31, 2004, have been audited by Lane Gorman Trubitt, L.L.P., independent registered public accounting firm, as set forth in their report thereon included in our Annual Report on Form 10-KSB for the year ended December 31, 2007. Such financial statements have been incorporated in this prospectus by reference to our Annual Report on Form 10-KSB for the year ended December 31, 2007, in reliance on the authority of said firm as experts in auditing and accounting.

The financial statements of Zion Oil & Gas, Inc. (a development stage enterprise) as of December 31, 2007 and 2006, and for the years ended December 31, 2007 and 2006 and for the period from April 6, 2000 (inception) to December 31, 2007 have been incorporated by reference herein in reliance upon the report of Somekh Chaikin, a member of KPMG International and an independent registered public accounting firm and Lane Gorman Trubitt, L.L.P., independent registered public accounting firm, incorporated herein by reference, and upon authority of said firms as experts in accounting and auditing. Such report contains an explanatory paragraph that states that Zion is in the development stage and has no operating revenue, limited capital resources and a loss from operations, all of which raise substantial doubt about Zion's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement on Form S-3 filed by us with the SEC relating to the shares of our common stock offered under this prospectus. As permitted by SEC rules, this prospectus does not contain all of the information contained in the registration statement and accompanying exhibits and schedules filed by us with the SEC. The registration statement, exhibits and schedules provide additional information about us and our common stock. The registration statement, exhibits and schedules are available at the SEC's public reference rooms or the SEC website at www.sec.gov.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. These documents are available for inspection and copying by the public at the Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our filings are also available to the public on the internet through the SEC website at www.sec.gov. You may also find our SEC filings and other relevant information about us on our website at http://www.zionoil.com. However, the information on our website is not a part of this prospectus.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to "incorporate by reference" into this prospectus the information we file with the SEC. This permits us to disclose important information to you by referencing these filed documents. Any information referenced in this way is considered part of this prospectus and any prospectus supplement. Any information filed with the SEC after the date on the cover of this prospectus or any prospectus supplement will automatically be deemed to update and supersede this prospectus and such prospectus supplement. We incorporate by reference the documents listed below and any future filings made by us with the SEC with file number 001-11252 under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until all of the securities described in this prospectus are sold:

*	our Annual Report on Form 10-KSB for the year ended December 31, 2007;
*	our definitive proxy statement filed on April 29, 2008;
*	our Quarterly Report on Form 10-Q for the quarters ended March 31, 2008, June 30, 2008 and September 30, 2008; and
*	our Current Report on Form 8-K filed on December 2, 2008
*	our Current Report on Form 8-K filed on December 16, 2008
*	our Current Report on Form 8-K filed on January 12, 2009
*	our Current Report on Form 8-K filed on January 21, 2009
*	our Current Report on Form 8-K filed on January 28, 2009
*
the description of our common stock in our registration statement on Form 8-A filed with the SEC on December 29, 2006, including any amendments or reports filed for the purpose of updating such description.

You can request a copy of any document incorporated by reference in this prospectus, at no cost, by writing or telephoning or e-mailing us at the following contacts: address: 6510 Abrams Road, Suite 300, Dallas, Texas 75231; telephone: (214)221-4610; email: ashley@zionoil.com ..

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT
LIABILITIES

Our Bylaws provide that we will indemnify our directors and officers and may indemnify our employees and other agents to the fullest extent permitted by law. We believe that indemnification under our Bylaws covers at least negligence and gross negligence by indemnified parties, and permits us to advance litigation expenses in the case of stockholder derivative actions or other actions, against an undertaking by the indemnified party to repay such advances if it is ultimately determined that the indemnified party is not entitled to indemnification. We have liability insurance for our directors and officers.

In addition, our Certificate of Incorporation provides that, under Delaware law, our directors shall not be liable for monetary damages for breach of the directors' fiduciary duty as a director to us and our stockholders. This provision in the Certificate of Incorporation does not eliminate the directors' fiduciary duty, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to our Company for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

Provisions of our Bylaws require us, among other things, to indemnify our directors and officers against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from actions not taken in good faith or in a manner the indemnitee believed to be opposed to our best interests) to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified and to obtain directors' and officers' insurance if available on reasonable terms. To the extent that indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling our Company as discussed in the foregoing provisions, we have been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, and is therefore unenforceable. We believe that our Certificate of Incorporation and Bylaw provisions are necessary to attract and retain qualified persons as directors and officers.

We have in place a directors' and officers' liability insurance policy that, subject to the terms and conditions of the policy, insures our directors and officers against losses arising from any wrongful act (as defined by the policy) in his or her capacity as a director or officer. The policy reimburses us for amounts, which we lawfully indemnify or are required or permitted by law to indemnify our directors and officers.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following table sets forth a reasonable itemized statement of all anticipated out-of-pocket and overhead expenses (subject to future contingencies) to be incurred in connection with the distribution of the securities being registered, reflecting the minimum and maximum offering amounts. Each amount, except for the commission, registration fee and listing fee, is estimated.

$ (thousands)
SEC Filing Fee	$2
Accounting Fees and Expenses	20
Legal Fees and Expenses	18
Printing Costs	5
Listing Fees	45
Fees of Transfer Agent	5
Travel, Advertising and Public Relations	5
TOTAL	$100

Item 15. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law and our certificate of incorporation and bylaws contain provisions for indemnification of our officers and directors, and under certain circumstances, our employees and other persons. Our bylaws require us to indemnify such persons to the fullest extent permitted by Delaware law. Each such person will be indemnified in any proceeding if such person acted in good faith and in a manner that such person reasonably believed to be in, or not opposed to, our best interests. The indemnification would cover expenses, including attorney's fees, judgments, fines and amounts paid in settlement. Our bylaws also provide that we may purchase and maintain insurance on behalf of any of our present or past directors or officers insuring against any liability asserted against such person incurred in their capacity as a director or officer or arising out of such status, whether or not we would have the power to indemnify such person.

We have no other indemnification provisions in our certificate of incorporation, bylaws or otherwise specifically providing for indemnification of directors, officers and controlling persons against liability under the Securities Act.

Item 16 Exhibits.

The following documents are filed as exhibits to this registration statement:

Exhibit Number	Description
5.1	Opinion of Aboudi and Brounstein Law Offices, regarding legality of securities being registered
23.1	Consent of Aboudi and Brounstein Law Offices (included in the opinion filed as Exhibit 5.1 to this Registration Statement)
23.2	Consent of Lane Gorman Trubitt, L.L.P.
23.3	Consent of Somekh Chaikin, independent registered public accounting firm, a member of KPMG International
24.1	Powers of Attorney (included on the signature page of this Registration Statement)
99.1	Form of Subscription Agreement

* Attached hereto

Item 17 Undertakings

        The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however , that: Paragraphs (1)(i), (1)(ii) and (1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) If the registrant is relying on Rule 430B:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however , that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

  (ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

        The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on January 29, 2009.

ZION OIL & GAS, INC. (Registrant)
By:	/s/ Richard Rinberg	By:	/s/ Martin Van Brauman
	Richard Rinberg Chief Executive Officer (Principal Executive Officer)	Martin Van Brauman, Senior Vice-President (Principal Financial Officer)

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Richard Rinberg and Martin van Brauman and each of them (with full power to each of them to act alone), his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ John M. Brown	Chairman of the Board of Directors
John M. Brown		January 29, 2009

/s/ Richard J. Rinberg	Chief Executive Officer and Director
Richard J. Rinberg		January 29, 2009

/s/ Glen H. Perry	President, Chief Operating Officer and Director
Glen H. Perry		January 29, 2009

/s/ William H. Avery	Executive Vice President, Treasurer and Director
William H. Avery		January 29, 2009

/s/ Martin Van Brauman	Senior Vice President, Chief Financial Officer, Secretary and Director
Martin Van Brauman		January 29, 2009

/s/ Paul Oroian	Director
Paul Oroian		January 29, 2009

/s/ Kent Siegel	Director
Kent Siegel		January 29, 2009

/s/ Robert Render	Director
Robert Render		January 29, 2009

/s/ James A. Barron	Director
James A. Barron		January 29, 2009

/s/ Yehezkel Druckman	Director
Yehezkel Druckman		January 29, 2009

/s/ Forrest A. Garb	Director
Forrest A. Garb		January 29, 2009

* by	/s/ Martin Van Brauman
Martin Van Brauman, Attorney-in-Fact